EXHIBIT 23.1



                              ARTHUR ANDERSEN LLP






                    Consent of Independent Public Accountants




As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 (relating to Southern Company Capital Trust IV Preferred Securities, Southern Company Capital Funding, Inc. Series D Junior Subordinated Deferrable Interest Notes, The Southern Company Preferred Securities Guarantee and The Southern Company Junior Subordinated Notes Guarantee) of our reports dated February 11, 1998 on the financial statements of The Southern Company and the related financial statement schedule included in The Southern Company's Form 10-K for the year ended December 31, 1997 and to all references to our Firm included in this registration statement.


/s/Arthur Andersen LLP



Atlanta, Georgia
April 20, 1998